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The Board of Directors
C-COR.net Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 2-95959, 33-27440, 33-35208, 33-66590, 333-02505, 333-30982, 333-43592,
333-65805 and 333-89067) on Form S-8 and (Nos. 333-82697, 333-87909, 333-90011,
333-90589 and 333-32676) on Form S-3 of C-COR.net Corp. of our reports dated August 11, 2000, with respect to the consolidated balance sheets of C-COR.net Corp. and subsidiaries as of June 30, 2000 and June 25, 1999, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 30, 2000, and related schedule, which reports appear in the June 30, 2000 annual report on Form 10-K of C-COR.net Corp.


KPMG LLP

State College, Pennsylvania
September 14, 2000

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